SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             ST. JUDE MEDICAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:


                            ST. JUDE MEDICAL, INC.

                             ______________________

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 1, 1997
                             ______________________

Notice is hereby given that the Annual Meeting of Shareholders of St. Jude Medical, Inc. will be held at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota on May 1, 1997 at 9:30 a.m. for the following purposes:

     1. To elect four (4) directors of the Company.

     2. To approve the Company's 1997 Stock Option Plan.

     3. To ratify and approve a one-time waiver of a 300,000 share limitation on option grants to any one individual in any calendar year under the Company's 1994 Stock Option Plan, which will have the effect of ratifying a prior grant of options to the Chief Executive Officer in excess of the 300,000 share limit.

     4. To ratify the re-appointment of independent auditors for the Company for the current fiscal year.

     5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 7, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                              By Order of the Board of Directors

                              /s/ Kevin T. O'Malley
                              Kevin T. O'Malley
                              SECRETARY

St. Paul, Minnesota
March 24, 1997

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.


                            ST. JUDE MEDICAL, INC.

                             ______________________

                               PROXY STATEMENT
                             ______________________

This Proxy Statement is furnished to the shareholders of St. Jude Medical, Inc. (the "Company" or "St. Jude Medical") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on May 1, 1997, or any adjournment(s) thereof. The Company's principal offices are located at One Lillehei Plaza, St. Paul, Minnesota 55117. The mailing of this Proxy Statement to shareholders of the Company commenced on or about March 24, 1997.

Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation of a written proxy by request in person at the Annual Meeting; but if not so revoked, the shares represented by such proxy will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on each proposal.

Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. A shareholder who submits votes by proxy (including, in the case of shares held in street name, votes directed by brokers at their discretion on certain non-controversial matters as allowed under New York Stock Exchange rules), but does not vote on a specific item of business is not considered to be present and entitled to vote with respect to such item of business. On the other hand, a shareholder who specifically abstains with respect to an item of business but otherwise gives a proxy authority to vote on the shareholder's behalf will be counted as being present and entitled to vote on such item even though the proxy may not vote on such item on the shareholder's behalf.

The total number of shares of stock outstanding and entitled to vote at the Annual Meeting as of March 7, 1997 consisted of 81,027,862 shares of $.10 par value common stock. Each share of common stock is entitled to one vote and there is no cumulative voting. Only shareholders of record at the close of business on March 7, 1997 will be entitled to vote at the meeting. The presence, in person or by proxy, of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

                            SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information provided to the Company as to the beneficial ownership of the Company's common stock as of March 7, 1997 by (i) persons holding 5% or more of such stock, (ii) named executive officers and
(iii) all directors and executive officers as a group:

                                                         SHARES
                                                       BENEFICIALLY       PERCENT OF
BENEFICIAL OWNERS                                         OWNED       OUTSTANDING SHARES
-----------------                                      ------------   ------------------
  Named Executive Officers:

  Ronald A. Matricaria                                 1,111,514(1)           1.4%

  Patrick P. Fourteau                                     64,689(1)            .1%

  Terry L. Shepherd                                       53,502(1)            .1%

  John P. Berdusco                                        71,522(1)            .1%

  Stephen L. Wilson                                       85,525(1)            .1%

  Directors and Executive Officers as a Group (17)     3,458,405(2)           4.1%

  FMR Corp.                                            9,402,424(3)          11.6%
  82 Devonshire Street
  Boston, Massachusetts

  Massachusetts Financial Services Company             4,952,345(4)           6.1%
  500 Boylston Street
  Boston, Massachusetts


--------------------------

(1) Includes 1,036,623, 43,750, 49,900, 64,275 and 78,600 shares which Messrs.
    Matricaria, Fourteau, Shepherd, Berdusco and Wilson, respectively, may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

(2) Includes 1,416,473 shares which such individuals may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

(3) As of December 31, 1996, FMR Corp. reported it beneficially owned 9,402,424 shares of the Company's common stock of which it held sole power to vote or direct the vote of 741,347 shares.

(4) As of December 31, 1996, Massachusetts Financial Services Company reported it beneficially owned 4,952,345 shares of the Company's common stock of which it held sole power to vote or direct the vote of 4,771,345 shares.

                           1. ELECTION OF DIRECTORS

Four directors will be elected to three-year terms at the Annual Meeting. Pursuant to the Company's Articles of Incorporation, the Board of Directors is divided into three classes of directors, each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote.

The Board of Directors has nominated for election the persons named below. It is intended that proxies will be voted for such nominees. The Company believes that each nominee named below will be able to serve; but should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee(s) as the Board of Directors may propose.

The names and ages of the nominees and other directors, their principal occupations and amount of Company common stock owned by each such person are set forth below, based upon information furnished to the Company by such persons. Ownership of Company common stock is given as of March 7, 1997.

                                                                                     COMMON
                                                                                      STOCK         PERCENT OF
                                                                      DIRECTOR     BENEFICIALLY     OUTSTANDING
NAME AND AGE                          PRINCIPAL OCCUPATION             SINCE          OWNED           SHARES
------------                          --------------------            --------     ------------     -----------
NOMINEES FOR A TERM OF OFFICE ENDING IN 2000:

Ronald A. Matricaria (54)    Chairman, President and CEO                1993       1,111,514(1)         1.4%
                             St. Jude Medical, Inc.
                             St. Paul, MN

Walter L. Sembrowich (54)    President                                  1994          15,000(1)            *
                             Aviex, Inc.
                             Minneapolis, MN
                             (Management Consulting Services)

Daniel J. Starks (42)        Chief Executive Officer                    1996         1,818,074          2.2%
                             Daig Corporation
                             Minnetonka, MN
                             (Wholly-owned Subsidiary of St. Jude
                             Medical, Inc.)

Walter F. Mondale (69)       Partner                                     --                  0          --
                             Dorsey & Whitney LLP
                             Minneapolis, MN

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER
THE ANNUAL MEETING AND WHOSE TERMS EXPIRE IN 1998:

William R. Miller (68)       Former Vice Chairman                       1991          22,500(1)            *
                             Bristol-Myers Squibb Company
                             New York, NY
                             (Pharmaceuticals)

Kenneth G. Langone (61)      Managing Director                          1994          60,000(1)          .1%
                             Invemed Associates, Inc.
                             New York, NY
                             (Investment Banking)

Gail R. Wilensky (53)        Senior Fellow                              1995           7,800(1)            *
                             Project Hope
                             Washington, D.C.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER
THE ANNUAL MEETING AND WHOSE TERMS EXPIRE IN 1999:

Thomas H. Garrett III (52)   Business Consultant                        1979          73,275(1),(2)      .1%
                             Minneapolis, MN

Roger G. Stoll (54)          CEO and President                          1991          19,350(1)            *
                             Ohmeda, Inc.
                             Liberty Corner, NJ
                             (Medical Products)

Paul J. Chiapparone (57)     Executive Vice President                   1996           3,000               *

                             Electronic Data Systems Corporation
                             Plano, TX
                             (Information Management Services)

-------------------------
*  Less than .1%

(1) Includes 1,036,623, 12,000, 3,000, 7,500, 7,500, 39,000, and 16,500 shares which Messrs. Matricaria, Sembrowich, Miller and Langone, Ms. Wilensky and Messrs. Garrett and Stoll, respectively, may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

(2) Includes 15,000 shares held by Mr. Garrett's spouse. Mr. Garrett disclaims beneficial ownership of such shares.

OTHER INFORMATION REGARDING THE BOARD AND NOMINEES

BUSINESS EXPERIENCE. Mr. Matricaria was appointed President and Chief Executive Officer and a director of the Company in April 1993. In January 1995, Mr. Matricaria was also appointed as the Company's Chairman of the Board. Prior to joining St. Jude Medical, Mr. Matricaria was employed by Eli Lilly and Company since 1970 where he most recently was Executive Vice President of the Pharmaceutical Division and President of its North American Operations. Previously he served as President of Eli Lilly International, President - Medical Devices and Diagnostics Division, and President and Chief Executive Officer - Cardiac Pacemakers, Inc., a wholly-owned subsidiary of Eli Lilly. Mr. Matricaria previously served as a director of the Massachusetts College of Pharmacy and Allied Health Science, the American Foundation for Pharmaceutical Education, the American Diabetes Association and the National Foundation for Infectious Diseases. Currently, Mr. Matricaria serves as a director on the boards of The Home Depot, Inc., a home improvement retailer, Centacor, Inc., a medical products manufacturer, and the Health Industry Manufacturers Association.

Dr. Sembrowich is the President of Aviex, Inc. which provides management consulting services. He was a founder of Diametrics Medical, Inc., a manufacturer of point-of-care blood chemistry analysis systems, and was Co-Chairman of the Board of Directors from 1993 to 1995, and a director until 1996. From 1990 through 1993, he was President and Chief Executive Officer of the company. Currently, Dr. Sembrowich serves as director of Integ, Inc. and Cortrak, Inc., both start-up medical technology firms. He is also Chairman of the Board of Opticon Medical, Inc., a medical technology company, and a founder and Chairman of Cura MedSystems, Inc., a disease management company. From 1988 to 1990, Dr. Sembrowich was a management consultant to PPG Industries, Inc., a health care and industrial supply company. Dr. Sembrowich was a founder of Arden Medical Systems, Inc., a manufacturer of clinical chemistry analysis systems, and served as its Vice President of Scientific Affairs from 1983 to 1988. Dr. Sembrowich has served as Chairman and Review Board member for the Small Business Innovative Research program of the National Institute of Health, and has served as a director for Minnesota Project Innovation.

Mr. Starks is Chief Executive Officer of Daig Corporation, a wholly-owned subsidiary of St. Jude Medical, Inc. He previously served as the President, Secretary and a director of Daig Corporation since 1988.

Mr. Mondale, a nominee for director of the Company, is a partner with the law firm of Dorsey & Whitney LLP, headquartered in Minneapolis, Minnesota. From 1993 to 1996, Mr. Mondale served as U.S. Ambassador to Japan. Prior to serving as Ambassador, he was a partner with Dorsey & Whitney from 1987 to 1993. From 1981 to 1987, he was a partner with the law firm of Winston & Strawn in the Washington D.C. office. From 1977 to 1981, he was Vice President of the United States. From 1964 to 1976, Mr. Mondale was a U.S. Senator from Minnesota and was Attorney General of Minnesota from 1960 to 1964. Mr. Mondale serves on the boards of Blackrock Mutual Funds, CNA Financial Corp. and Northwest Airlines Corporation. He is a nominee to serve on the boards of Interra Financial Corporation and United HealthCare Corporation. He also is a board member of the Mayo Foundation and the University of Minnesota Foundation.

Mr. Miller retired as Vice-Chairman of the Board of Directors of Bristol-Myers Squibb Company, a pharmaceutical company, in 1991 after six years in that position. Mr. Miller is a director of ImClone Systems, Inc., ISIS Pharmaceuticals, Inc., Transkaryotic Therapies, Inc., and Xomed Surgical Products, Inc., all biotechnology companies, and Westvaco Corporation, a paper, packaging and chemicals corporation, and is an Advisory Director of Chugai Pharmaceuticals, Inc. He is Chairman of the Board of Vion Pharmaceuticals, Inc. and SIBIA Neurosciences, Inc., both biotechnology companies. He is Vice Chairman of the Board of Trustees of the Cold Spring Harbor Laboratory and is a past Chairman of the Board of the Pharmaceutical Manufacturers Association. Mr. Langone is the founder, Chairman, President and Chief Executive Officer of Invemed Associates, Inc., a New York Stock Exchange member firm engaged in investment banking and brokerage. He is a co-founder of The Home Depot, Inc., a home improvement retailer, and has been a director and member of the Executive Committee of its board since it was founded in 1978.

Mr. Langone serves on the boards of United States Satellite Broadcasting Company, Inc., a subscription television programming company, Unifi, Inc., a textile company, and DBT Online, Inc., an on-line data service company. He also serves on the boards of a number of charitable and educational organizations.

Dr. Wilensky serves as the John M. Olin Senior Fellow at Project HOPE, an international health foundation. From 1992 to 1993 she served as the Deputy Assistant to President George Bush for policy development, and from 1990 to 1992 she was the Administrator of the United States Health Care Financing Administration directing the Medicaid and Medicare programs. She serves as Trustee for the Combined Benefits Fund of the United Mineworkers of America, Governor on the Board of the Research Triangle Institute and as a director on the boards of Syncor International, United HealthCare Corporation, Suburban Hospital, Coram Health, SMS Corp., NeoPath, Inc. and Quest Diagnostics Incorporated, all health care service companies; and Advanced Tissue Sciences, Inc., a tissue engineering company.

Mr. Garrett has been self-employed as a business consultant since June 1996. Previously, he had been a member of the law firm of Lindquist & Vennum P.L.L.P. of Minneapolis, Minnesota and served as its Managing Partner from 1993 through 1995. Lindquist & Vennum P.L.L.P. has represented the Company on various matters since its inception. Mr. Garrett is also a director of Check Technology Corporation, a manufacturer of financial document printing systems, and Lifecore Biomedical, Inc., a biomedical and surgical device manufacturer.

Dr. Stoll is the Chief Executive Officer and President of Ohmeda, Inc., a medical device and pharmaceutical manufacturer, and is a director of the BOC Group, plc., of which Ohmeda is a subsidiary. He was previously employed by Miles Inc., a wholly-owned subsidiary of Bayer, AG, a German pharmaceutical company, and served as Executive Vice President and General Manager of its Diagnostics Business Group from 1987 to 1991 and Chief Administrative Officer from 1986 to 1987. Dr. Stoll was also Chairman of the Board of Molecular Diagnostics, Inc., and was a director of Bayer Diagnostics in Germany and Miles-Sankyo in Japan. From 1976 to 1986, Dr. Stoll was employed by American Hospital Supply Corporation, serving most recently as President of the Critical Care Division. Dr. Stoll currently serves on the boards of the Health Industry Manufacturing Association and St. Barnabas Medical Center in New Jersey.

Mr. Chiapparone is an Executive Vice President of Electronic Data Systems Corporation (EDS). He has been employed by EDS since 1966 in a variety of operational responsibilities. He currently serves on the boards of a number of charitable and educational organizations.

MEETINGS. During 1996, the Board of Directors met eight times. Each director attended more than 75% of the meetings of the Board of Directors and any Committee on which such director served.

BOARD COMMITTEES. The Audit Committee, consisting of Mr. Garrett and Dr. Stoll, and Charles V. Owens who is not standing for re-election, met three times in 1996. Among other duties, the Audit Committee reviews the scope and results of independent and internal audits, the Company's financial results and presentation and comments by the auditors regarding internal controls and accounting procedures and management's responses to those comments.

The Compensation Committee, consisting of Messrs. Langone and Miller and Dr. Sembrowich, met three times in 1996. The Compensation Committee's duties include annual approval of the Company's compensation policies, including salary, bonus and long-term incentive programs, evaluation of the appropriate base salary level for executive officers for Board of Directors approval, consideration of matters with respect to profit sharing and other employee benefits provided by the Company and review of management succession planning.

The Nominating Committee, consisting of Drs. Sembrowich and Wilensky and Mr. Chiapparone met once in 1996. The Nominating Committee evaluates qualifications and candidates for positions on the Board and recommends Board committee composition.

The Nominating Committee will consider nominees for Board membership submitted by shareholders. Nominations by shareholders must be made pursuant to timely notice in writing to the Company Secretary at One Lillehei Plaza, St. Paul, Minnesota 55117. Candidates for director should be persons with broad training and experience in their chosen fields who have earned distinction in their activities. Notice by the shareholder to be timely must be received between October 1 and November 30 of the year preceding the annual meeting. The notice shall set forth certain information concerning such shareholder and the nominees, including their names and addresses, their principal occupation or employment, their beneficially owned common stock of the Company, such other information as would be required in a proxy statement soliciting proxies for the election of the nominees and the consent of each nominee to serve as a director if so elected. The Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

CERTAIN TRANSACTIONS. Mr. Garrett, a director of the Company, was a partner in the law firm of Lindquist & Vennum P.L.L.P. which was paid for legal services rendered to the Company during the last fiscal year. It is anticipated that Lindquist & Vennum P.L.L.P. will continue to perform legal services for the Company during the current fiscal year. Mr. Chiapparone, a director of the Company, is an Executive Vice President of Electronic Data Systems Corporation ("EDS"), which was paid for information services rendered to the Company during the last fiscal year. The Company has contracted with EDS to provide services through the year 2006. Mr. Mondale, a nominee for director of the Company, is a partner in the law firm of Dorsey & Whitney LLP which was paid for legal services rendered to the Company during the last fiscal year. It is anticipated that Dorsey & Whitney LLP will continue to perform legal services for the Company during the current fiscal year.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows, for the fiscal years 1996, 1995 and 1994, the cash compensation paid by the Company and certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer, and to each of the other four most highly compensated named executive officers of the Company whose total cash compensation exceeded $100,000 during fiscal year 1996 in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                          ---------------------------------------    --------------------------
                                                                                    RESTRICTED
                                                                   OTHER ANNUAL        STOCK           STOCK            ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY       BONUS      COMPENSATION(1)    AWARDS(2)       OPTIONS(3)      COMPENSATION(4)
---------------------------     ----      ------       -----      ---------------    ---------       ----------      ---------------
 Ronald A. Matricaria           1996     $549,519     $544,024       $     --        $1,568,750      1,536,000(5)       $126,839
  Chairman, President           1995      522,981      549,130             --                --         45,000            37,339
  and CEO                       1994      414,692      414,692             --           313,594        395,624            35,334

 Patrick P. Fourteau            1996      274,449      132,237        147,161                --        143,000            67,476
  President                     1995      111,400       35,417        168,184           593,788        120,000            15,061
  Pacesetter Division           1994           --           --             --                --             --                --

 Terry L. Shepherd              1996      223,000      107,625             --                --        230,000            46,865
  President                     1995      183,305       94,311             --                --         18,000            19,150
  St. Jude Medical Division     1994       36,575       18,288             --            70,750         22,500                64
  and International

 John P. Berdusco               1996      210,654      103,961             --                --         18,000            33,595
  VP-Administration             1995      192,479      100,445             --                --         18,000            28,612
                                1994      161,464       64,198             --            83,625         25,500            18,270

 Stephen L. Wilson              1996      192,654       95,078             --                --         18,000            30,163
 VP-Finance and CFO             1995      175,000       96,729             --                --         19,500            26,957
                                1994      166,787       68,866             --            83,625         25,500            24,662

------------------------
NOTE: Certain information called for in this table is not applicable to the Company or the individuals named above for the periods indicated. Stock options and stock option exercise prices have been adjusted for the 50% stock dividend paid in November 1995.

(1) "Other Annual Compensation" is included in the table to the extent it exceeds the lesser of $50,000, or 10% of total salary and bonus, of any named executive officer. Mr. Fourteau's 1996 and 1995 other annual compensation includes various components of a foreign service package, which includes items such as an automobile allowance, housing allowance, tax equalization payments and a foreign service salary premium.
(2) Restricted stock awards were made to a number of Company officers in 1994. Accelerated vesting of these restricted shares based on achievement of targeted stock price appreciation for 1994 and 1995 resulted in the restrictions fully lapsing on December 29, 1995. Cash dividends were paid on all restricted shares during 1994. Upon employment by the Company in 1994, Mr. Shepherd was granted 3,000 shares of restricted stock. The restrictions lapse annually over a four year period. At December 27, 1996, 1,500 shares with a market value of $62,813 remained restricted. Upon employment by the Company in 1995, Mr. Fourteau was granted 20,100 shares of restricted stock. The restrictions lapse annually over a five year period. At December 27, 1996, 16,080 shares with a market value of $673,350 remained restricted. In connection with the 1996 extension of his employment agreement, Mr. Matricaria was granted 50,000 shares of restricted stock. (See "Employment, Termination and Change in Control Agreements -- Chief Executive Officer Employment Agreement"). The restrictions lapse annually over a four year period. At December 27, 1996, all 50,000 shares with a market value of $2,093,750 remained restricted.
(3) No stock appreciation rights have been granted to the named executive officers. Figures in this column represent the number of option shares granted in 1996. In 1994, Mr. Matricaria was granted options for 300,000 shares in recognition of his contribution to the diversification of the Company. In 1996, Messrs. Fourteau and Shepherd were granted options of 125,000 and 200,000 shares, respectively, to reflect their expanded responsibilities.
(4) Includes Company retirement plan contributions and the value of Company provided life insurance. For 1996, the Company's retirement plan contributions, including contributions under the Company's Management Savings Plan ("MSP"), were $29,365, $65,836, $46,032, $29,365, and $29,365 for Messrs. Matricaria, Fourteau, Shepherd, Berdusco and Wilson, respectively. In September 1996, the Company also credited $3,460,000 to Mr. Matricaria under the MSP in consideration for his agreement to waive his rights under a Supplemental Executive Retirement Plan ("SERP") and funded trust, which had been established by the Company in April 1993 to replace the value of pension benefits Mr. Matricaria would have received had he remained with his previous employer through October 1996. The Company's initial SERP contribution of $2,500,000 and earnings on that amount held in the trust reverted to the Company upon Mr. Matricaria's waiver of his rights under the SERP and offset the amount credited under the MSP. (See "Employment, Termination and Change in Control Agreements -- Chief Executive Officer Employment Agreement -- Management Savings Plan Benefit"). Mr. Matricaria's 1996 other compensation included $93,225 relating to a tax gross-up in connection with income taxes on the SERP.
(5) In 1996, Mr. Matricaria's employment contract was renegotiated with terms extending through December 31, 2001. (See "Employment, Termination and Change in Control Agreements -- Chief Executive Officer Employment Agreement"). In connection with this extension, Mr. Matricaria was granted stock options for 1,496,000 shares, including 1,000,000 options which are subject to shareholder ratification and approval. (See "Proposal Number 3, Ratification and Approval of a One-Time Waiver of the Limitation on Option Grants Under the 1994 Stock Option Plan").

The following table contains information concerning the grant of stock options under the Company's 1994 Stock Option Plan and 1991 Stock Plan to the named executive officers during fiscal year 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                           -----------------------------------------------------------------
                           NUMBER OF            % OF
                           SECURITIES       TOTAL OPTIONS
                           UNDERLYING        GRANTED TO                                          GRANT DATE
                            OPTIONS           EMPLOYEES        EXERCISE                           PRESENT
NAME                       GRANTED(1)          IN 1996        PRICE/SHARE    EXPIRATION DATE      VALUE(5)
----                       ----------       -------------     -----------    ---------------      --------
Ronald A. Matricaria          40,000 (2)         1.5%           $43.75      February 1, 2006    $   886,800
                           1,496,000(3),(4)     54.4%            31.375     July 16, 2006        22,449,813

Patrick P. Fourteau           18,000(2)           .7%            43.75      February 1, 2006        399,060
                             125,000(3)          4.5%            36.625     May 1, 2006           2,487,005

Terry L. Shepherd             30,000(2)          1.1%            43.75      February 1, 2006        665,100
                             200,000(3)          7.3%            36.625     May 1, 2006           3,979,364

John P. Berdusco              18,000(2)           .7%            43.75      February 1, 2006        399,060

Stephen L. Wilson             18,000(2)           .7%            43.75      February 1, 2006        399,060

------------------------

(1) No stock appreciation rights were granted to the named executive officers in 1996.
(2) Fifty percent of these options (the "performance options") become exercisable if the Company's stock price reaches specified targets as of the end of each fiscal year from 1996 through 2000. At December 27, 1996, none of these performance options became exercisable.
(3) A portion of these options (the "performance options") become exercisable if the Company's stock price reaches specified targets as of the end of each fiscal year from 1997 through 2001. The performance options are 500,000, 25,000 and 100,000 for Messrs. Matricaria, Fourteau and Shepherd, respectively.
(4) Includes 1,000,000 options which are subject to shareholder ratification and approval. (See "Proposal Number 3, Ratification and Approval of a One-Time Waiver of the Limitation on Option Grants Under the 1994 Stock Option Plan").
(5) The Company uses a variation of the Black-Scholes option pricing model to establish stock option value for the purposes of the above table. The actual value, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value as estimated by the Black-Scholes model. The specific assumptions used in valuing the stock options were as follows:

     * Volatility ranging between 37.0% and 47.4%, representing the annual variance in the daily percentage change in the price of the Company's common stock over the six month period prior to each specific date of grant.

     * Risk free rate of return ranging between 5.29% and 6.65%, representing the average six-year treasury rate on the date of each specific date of grant.

     * Expected term of options granted of six years, representing the average term of options exercised in 1992 through 1996.

The following table sets forth information concerning the exercise of stock options during the last fiscal year and unexercised options and stock appreciation rights ("SARs") held as of the end of the fiscal year for the named executive officers.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                                  OPTIONS/SARS                      OPTIONS/SARS
                                                              AT FISCAL YEAR END(1)           AT FISCAL YEAR END(1)(2)
                                                              ---------------------           ------------------------
                           SHARES
                          ACQUIRED
NAME                     ON EXERCISE    VALUE REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                     -----------    --------------    -----------     -------------     -----------     -------------
Ronald A. Matricaria         --              $--           1,031,623        1,545,000       $19,529,192      $15,855,375

Patrick P. Fourteau          --               --              11,250          251,750           138,750        1,997,497

Terry L. Shepherd            --               --              18,900          251,600           331,051        1,462,507

John P. Berdusco             --               --              58,275           40,725         1,175,503          414,746

Stephen L. Wilson            --               --              70,913           33,712         1,463,889          283,659

-----------------------
(1) The Company has no stock appreciation rights (SARs) outstanding.
(2) Values were calculated using a price of $41.875 per share, the closing sale price of the Company's common stock as reported by the New York Stock Exchange on December 27, 1996.

STOCK PERFORMANCE. The Securities and Exchange Commission requires that the Company include in this proxy statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis with the Standard and Poor's (S&P) 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Board of Directors has approved the use of the S&P Medical Products and Supplies Index as its peer group index. The table below compares the cumulative total return as of the beginning of each of the Company's last five fiscal years assuming $100 was invested as of December 31, 1991 in the common stock of the Company, the S&P Medical Products and Supplies Index and the S&P 500 Stock Index, assuming the reinvestment of all dividends. The Indexes are weighted based on market capitalization at the time of each reported data point. The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities and Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

                     SHAREHOLDER RETURN PERFORMANCE GRAPH
                            (DIVIDENDS REINVESTED)

                                     [GRAPH]

                                 S&P Medical Products
            St. Jude Medical, Inc  and Supplies Index      S&P 500 Index
            ---------------------  ------------------      -------------
        1991        100                   100                 100
        1992         76.3                  85.7               107.6
        1993         48.8                  65.4               118.4
        1994         73.8                  77.5               120
        1995        119.8                 130.8               164.9
        1996        118.1                 150.1               202.7



           EMPLOYMENT, TERMINATION AND CHANGE IN CONTROL AGREEMENTS

CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT. In July 1996, the Compensation Committee of the Board and Mr. Matricaria negotiated an extension to Mr. Matricaria's original 1993 employment agreement, which would have expired on December 31, 1997. See "Compensation Committee Report on Executive Compensation -- Chief Executive Officer Compensation" for a discussion of the Compensation Committee's rationale for negotiating this agreement. The terms of the extension are as follows:

     BASE SALARY. Effective January 1, 1997, Mr. Matricaria will receive an annual base salary of $750,000 and customary fringe benefits provided to Company officers.

     BONUS. Bonus compensation payable to Mr. Matricaria will remain the same, that is, the opportunity to earn a normal bonus payment of up to 100% of base salary each fiscal year upon achievement of an objective target to be mutually agreed upon by Mr. Matricaria and the Board of Directors in advance of the fiscal year. The bonus payment can increase by up to 50% of the normal payment based on performance above the targeted level.

     STOCK OPTIONS. On July 16, 1996, Mr. Matricaria was granted options to purchase a total of 1,496,000 shares of Company common stock at an exercise price of $31.375 per share, the fair market value on the date of grant, as follows:

     (a) A non-qualified option to purchase 236,000 shares under the 1991 Stock Plan. These shares will be exercisable at the rate of 25% per year on the next four anniversary dates from July 16, 1996.

     (b) A non-qualified option to purchase 260,000 shares under the 1994 Stock Option Plan. These shares will be exercisable at the rate of 25% per year on the next four anniversary dates from July 16, 1996.

     (c) A non-qualified option to purchase 500,000 shares under the 1994 Stock Option Plan subject to shareholder ratification and approval of a one-time waiver of the 300,000 share limitation under the Plan on the maximum number of option shares that may be granted to any one individual in any calendar year. These shares will be exercisable at the rate of 25% per year on the next four anniversary dates from July 16, 1996.

     (d) A non-qualified performance option to purchase 500,000 shares under the 1994 Stock Option Plan subject to shareholder ratification and approval of a one-time waiver of the 300,000 share limitation under the Plan on the maximum number of option shares that may be granted to any one individual in any calendar year. The opportunity exists to accelerate vesting of these performance options by achieving predetermined aggressive annual stock price appreciation targets.

     The options described under (c) and (d) above were granted subject to shareholder ratification and approval. (See "PROPOSAL NUMBER 3, RATIFICATION AND APPROVAL OF A ONE-TIME WAIVER OF THE LIMITATION ON OPTION GRANTS UNDER THE 1994 STOCK OPTION PLAN").

     RESTRICTED STOCK. Mr. Matricaria was granted a total of 50,000 shares of Company common stock under the 1989 Restricted Stock Plan. Restrictions will lapse on 25% of the shares on each annual anniversary date from July 16, 1996.

     SEVERANCE AGREEMENT. Mr. Matricaria's severance agreement contained in his 1993 employment agreement was renewed. If Mr. Matricaria's employment is terminated prior to December 31, 2001 for any reason other than "good cause," he will receive monthly payments for a period of up to 24 months based on his then existing base salary and average of bonuses for the previous two years, except that any such monthly payment will not be made past December 31, 2001. "Good cause" means acting in bad faith or dishonesty, violating any law of any domestic or international government to which the Company is bound, or performing duties with gross negligence.

     CHANGE IN CONTROL AGREEMENT. Mr. Matricaria's existing change in control agreement was renewed and a new change in control agreement was negotiated to provide him with a payment of $10,000,000 upon a change in control as defined in his existing change in control agreement and regardless of whether he remains employed by the Company or is terminated subsequent to a change of control. (See "OTHER EMPLOYMENT AGREEMENTS").

     MANAGEMENT SAVINGS PLAN BENEFIT. In connection with the agreement to extend Mr. Matricaria's 1993 employment agreement, Mr. Matricaria agreed to waive and relinquish all rights under a Supplemental Executive Retirement Plan (the "SERP") and funded trust which the Company established in April, 1993, to replace the value of the pension benefit Mr. Matricaria would have received had he remained with his previous employer through October 1, 1996. The initial contribution to the trust made in April, 1993 of $2,500,000, together with all earnings of the trust, was subject to forfeiture in the event of Mr. Matricaria's death or his voluntary termination of employment prior to October 1, 1996.

     In exchange for his waiver, the Company credited and set aside $3,460,000 for Mr. Matricaria under the St. Jude Medical Management Savings Plan (the "MSP") which is a non-tax-qualified deferred compensation plan for a select group of management employees. As a result of Mr. Matricaria's waiver of benefits, the SERP was terminated, the trust was liquidated in September, 1996 and the amount in the trust at the time of the waiver reverted to the Company.

     The amount credited to Mr. Matricaria under the MSP is 100% vested and is payable from the general assets of St. Jude Medical only upon Mr. Matricaria's termination of employment or his death. Under the terms of the MSP, Mr. Matricaria and other management employees who are eligible to participate may elect to defer up to 50% of their base compensation and up to 100% of any cash bonus, and to receive Company contributions that would have been payable under the St. Jude Medical, Inc. Employee Profit Sharing and Savings Plan but for certain limits imposed on contributions to qualified plans under the Internal Revenue Code. In 1996, Mr. Matricaria deferred $509,904 of his base salary and bonus under the MSP, and received $13,000 in Company contributions, in addition to the $3,460,000 Company contribution discussed above.

     SPLIT DOLLAR LIFE INSURANCE. Mr. Matricaria and the Company will share the premiums on a whole life insurance contract providing a death benefit of at least $3,000,000. Under this agreement, the Company is obligated to pay a portion of the premium on the policy and, in exchange, has a lien on the cash surrender value of the policy and on any death benefit payable under the policy equal to the lesser of the premiums paid by the Company or the policy's cash surrender value. Mr. Matricaria is responsible for payment of that portion of the premium equal to the cost of the life insurance protection in excess of the Company's security interest in the policy, which premium portion the Company has agreed to reimburse Mr. Matricaria through a bonus. The Company's obligation to make premium payments continues until the earlier of the date Mr. Matricaria attains age 65 or his death. Upon Mr. Matricaria's attaining age 65, the Company may either recover its premiums out of the cash surrender value of the policy or Mr. Matricaria may reimburse the Company for its premiums paid and receive full and unrestricted rights to the policy.

     OTHER PERQUISITES. For both security and time management reasons, the Company has granted Mr. Matricaria and his immediate family periodic use of the Company plane for personal, as well as business use. The Company has further agreed to be responsible for payment of any taxes due in connection with such personal use.

OTHER EMPLOYMENT AGREEMENTS. Pursuant to Board of Directors approval, the Company has entered into employment agreements with 15 of its officers, including Mr. Matricaria and the other named executive officers. In the event of any "change in control" as defined in the agreements and for a period of three years thereafter, if an officer's employment is terminated (i) by the Company for reasons other than death, retirement or disability, or (ii) by the officer for "good reason," then the Company shall pay a severance payment equal to two times the prior twelve months' compensation if the officer's employment with the Company has exceeded three years and one times the prior twelve months' compensation if such employment was less than three years. "Cause" means conviction by a court of competent authority for felony criminal conduct. "Good reason" means substantial reduction of principal duties, responsibilities and reporting obligations or reduction in annual compensation. In general, a change in control occurs when there has been any change in the controlling persons reported in the Company's proxy statements, when 40% or more of the Company's outstanding voting stock is acquired by any person or when current members of the Board of Directors or their successors elected or nominated by such members cease to be a majority of the Board of Directors. If a change in control had occurred at the end of 1996, the named executive officers would have received the payments indicated pursuant to their employment agreements: Mr. Matricaria, $12,252,498; Mr. Fourteau, $334,866; Mr. Shepherd, $334,561; Mr. Berdusco,
$656,698; and Mr. Wilson, $613,266.

INDEMNIFICATION AGREEMENTS. The Company has entered into indemnification agreements with each of its directors and officers which provide for indemnification against certain costs incurred by each director and officer made or threatened to be made a party to a proceeding because of his or her official capacity as a director or officer. The indemnification agreements, together with the Company's Bylaws, provide for indemnification to the fullest extent permitted by Minnesota law.

DIRECTOR COMPENSATION. Each non-employee director receives a retainer of $2,500 per month plus $1,000 for each Board meeting attended. Directors are reimbursed for expenses incurred in connection with travel and lodging when attending meetings of the Board or otherwise engaged in Company business. In December 1996, the Board approved a change in the method of paying directors' fees, to be effective May 1, 1997. This change permits the directors to elect, prior to the annual meeting of shareholders, to receive the annual retainer fee either as 100% cash, 50% cash plus 50% restricted stock, or 100% restricted stock. The restriction on the stock would lapse on the six month anniversary after the grant date.

Under the 1991 Stock Plan (the "1991 Plan"), the Company has had in effect a program of annual automatic grants of stock options to non-employee directors. Under the 1997 Stock Option Plan (the "1997 Plan") (see "PROPOSAL NUMBER 2, APPROVAL OF THE 1997 STOCK OPTION PLAN"), if approved by the shareholders, this program will be continued. Each person who is not an employee of the Company and who is elected, re-elected or serving an unexpired term as a director at any annual or special meeting of shareholders shall, as of the date of such election or re-election, automatically receive an option to purchase 3,000 shares of common stock at an option price of not less than 100% of the fair market value of the Company's common stock on such date. All such options are designated as non-qualified stock options with ten-year terms. Further, under the 1997 Plan, non-employee directors will be eligible to receive options from time to time in addition to the annual grants described above, but no non-employee director may receive options which, together with the automatic grant of options described above, exceed 5,000 shares in any calendar year. At the 1996 annual meeting of shareholders, each non-employee director at that time received an automatic grant of an option to purchase 3,000 shares at $37.125 per share, the fair market value of the common stock on the date of grant.

In March 1996, the Board terminated the retirement plan for non-employee directors effective April 1, 1996. No further benefits accrue under this plan to non-employee directors from and after March 31, 1996, except that (i) any non-employee directors at that time who had not served five years as a director shall continue to be credited with years of service solely to qualify for a benefit based on service prior to April 1, 1996; and (ii) each director's benefit that accrued prior to April 1, 1996 will be paid in accordance with the plan. Each non-employee director who has served five years or more will receive payment of an annual benefit equal to the average of the annual retainer paid to the director during his or her service as a director, with a minimum annual benefit of $24,000. The retirement benefit will commence at the later of the time of retirement as a member of the Board or when the director becomes 60 years old. In the event of any change in control as defined in the plan, directors become immediately vested in the plan whether or not they have completed five years of service. The retirement benefit is payable over a number of years equal to the director's years of service as a member of the Board of Directors. Messrs. Langone and Chiapparone have waived any rights to benefits under the terminated plan.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") of the Board of Directors is responsible for administering the compensation program for the Company's executive officers including the named executive officers. The Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of the executive compensation programs. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the Board of Directors.

The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

The Committee evaluates the Company's executive compensation programs in relation to the programs offered by other medical products and supplies companies. This analysis ensures the Committee has sufficient comparative data with respect to overall compensation levels. There were eighteen medical products and supplies companies included in the most recent analysis. Certain of these companies are included in the S&P Medical Products and Supplies group which is used for the purpose of comparing shareholder returns in the shareholder return performance graph. Some of the companies included in the S&P Medical Products and Supplies group do not participate in the compensation survey. The Committee's objective is to attract and retain talented individuals by targeting total executive compensation at the 60th percentile of the market, defined as the previously referenced eighteen medical products and supplies peer group companies.

In recognition of Section 162(m) of the Internal Revenue Code (the "IRC"), which limits the deductibility of certain executive compensation to $1,000,000 per year, the Committee will, to the extent programs can be excluded from the $1,000,000 limit and to the extent no pre-existing, contractual obligations exist, take the necessary action to secure full tax deductibility under the IRC.

COMPENSATION PHILOSOPHY
The Company's continued growth and diversification activities together with worldwide healthcare reform and increased competitive pressures present significant challenges to the Company's management. The Committee believes that, if the Company is to continue its success, its executive compensation program must have the flexibility to attract and retain the highest quality employees available worldwide. Further, the executive compensation program must provide incentives which will reward key managers for aggressively pursuing the actions necessary to improve the Company's performance and enhance long-term shareholder value.

The Company's executive compensation program is based upon a pay-for-performance philosophy. There are three components to the Company's executive compensation program: base salary, an annual cash incentive bonus payment and long-term stock based incentives. The Company is committed to a strong link between its business and strategic goals and its compensation program. The financial goals for certain elements of the compensation program are reviewed and approved by the Board in conjunction with its approval of the Company's strategic and operating plans.

The Committee regularly commissions a study by an independent compensation consulting firm which covers the Company's executive compensation program. The study addresses all compensation elements and compares the Company's program to the executive compensation programs of other medical products and supplies companies in the peer group noted above. This study ensures the Committee has sufficient comparative data with respect to overall compensation levels.

BASE SALARY. An executive's base salary is determined by an assessment of his or her sustained performance, advancement potential, experience, responsibility, scope and complexity of the position, current salary in relation to the range designated for the job and salary levels for comparable positions at the peer group companies referenced above. Additionally, the Committee sets base salaries for executive officers based on the executive's contribution to the Company's success through operational improvements and strategic initiatives. Factors considered in determining base salary are not assigned pre-determined relative weights. Based on the survey information available from the eighteen medical products and supplies peer group companies, the executive officers' salary levels are currently estimated to be at the 50th percentile. The Company has a non-qualified deferred compensation plan for certain highly compensated employees. This plan provides for those employees to defer base salary and annual incentive payments and for the Company to supplementally contribute amounts to restore benefits lost due to legal limits on qualified retirement plan contributions.

ANNUAL INCENTIVES. Payments under the Company's annual cash incentive plan, the Management Incentive Compensation Plan, are based on the Company's level of achievement of annual earnings per share targets, divisional profitability targets and individual objectives, all as established under the Company's annual operating plan. Objective financial performance goals are established to permit incentive payments to qualify for deductibility under IRC Section 162(m). There is a pre-assigned relative weighting ascribed to each of these factors. Payments under the plan are based on one or a combination of these factors.

Executive officers are eligible for normal annual cash incentive payments ranging from 40% to 50% of base salary, except for the Chief Executive Officer who is eligible for a normal incentive payment of up to 100% of base salary. The payments can increase by up to 50% of the normal payment based on performance above targeted levels and decrease substantially if actual results fail to meet targeted levels. For fiscal year 1996, the Company's performance did not exceed targeted profitability levels and, therefore, the Committee approved annual incentive awards that were slightly below the normal levels referenced above.

EQUITY BASED COMPENSATION. The Company's overall equity based compensation philosophy is that equity based incentives should be directly related to the creation of shareholder value, thus providing a strong link between management and shareholders. In support of this philosophy, the Company has awarded to its executive officers stock options and to a limited extent, restricted stock.

STOCK OPTION AWARDS. Stock options encourage and reward executive officers for creating shareholder value as measured by stock price appreciation. Stock options are awarded at an exercise price equal to the fair market value of the stock on the date of grant and therefore, only have value if the price of the Company's stock appreciates in value from the dates the stock options are granted. The executive officers and shareholders benefit equally from such stock price appreciation.

Stock options are awarded annually consistent with the Company's objective to provide (i) a long-term equity interest in the Company, and (ii) an opportunity for a greater financial reward if long-term performance is sustained. To encourage a longer-term perspective, the options cannot be exercised immediately. Generally, options become exercisable over a four-year period. The number of options granted to each executive officer falls within a pre-determined range, set and approved annually by the Committee. Individual grant size is dependent upon the Company's future business plans and the executive officer's ability to positively impact those plans, the executive officer's position and level of responsibility within the Company, and an evaluation of the executive officer's performance. No pre-assigned relative weight is ascribed to any of these factors. Stock options may be granted which may become exercisable at accelerated rates if certain performance measures are met. If the performance measures are not met, the options typically vest at expiration of the term of the option, generally ten years subsequent to the date of grant. See "1996 PERFORMANCE STOCK OPTION PROGRAM" below.

Stock ownership guidelines were established in 1995. These guidelines set forth stock ownership targets which management and board members are expected to achieve. Targeted stock ownership levels range from one to three times base salary for employees and one times annual retainer fee for Board members. Increased insider ownership will further align management and Board interests with shareholder interests.

RESTRICTED STOCK AWARDS. Restricted stock awards have been utilized as an incentive to enhance the Company's financial performance. In addition, the Committee believes restricted shares provide an immediate and direct link to shareholder interests. The timing and number of shares granted is based on the Company's future business plans and the executive's ability to positively impact those plans. Restricted stock awards may be made subject to meeting certain performance measures and generally lapse over a four-year period. However, restrictions may lapse on an accelerated basis based on the achievement of performance measures. In December 1996, the Board approved a change in the method of paying director's compensation to be effective May 1, 1997. This would permit the directors to elect to receive the annual board retainer fee either as 100% cash, 50% cash plus 50% restricted stock or 100% restricted stock. The restriction on the stock would lapse on the six month anniversary after the grant date.

1996 PERFORMANCE STOCK OPTION PROGRAM. In February 1996, the Board granted a number of performance stock options for which optionees have the opportunity to accelerate vesting by achieving predetermined, aggressive annual stock price appreciation targets. The purpose of this program is to motivate management to significantly increase shareholder value through successful execution of the Company's strategic and operating plans. At December 31, 1996, none of the performance stock options granted in 1996 had vested.

CHIEF EXECUTIVE OFFICER COMPENSATION
Mr. Matricaria's 1996 salary of $550,000 represented a 4.8% increase from his prior year salary of $525,000. Mr. Matricaria's annual incentive award was based on the Company's performance in achieving its 1996 earnings per share target. For fiscal year 1996, Mr. Matricaria received an award of 99% of base salary.

In July 1996, the Compensation Committee and Mr. Matricaria negotiated an extension to Mr. Matricaria's 1993 employment agreement, which would have expired December 31, 1997, through December 31, 2001. (See "EMPLOYMENT, TERMINATION AND CHANGE IN CONTROL AGREEMENTS -- CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT"). In approving the extension, the Committee took account of Mr. Matricaria's outstanding leadership of the Company during his tenure as evidenced by an increase in shareholder value of 59% since his appointment as CEO in April, 1993 through July, 1996. This compared favorably with an increase of 45% in the S&P 500 Index over the same period. Under Mr. Matricaria's leadership, the Company has transitioned from a largely one product, one technology platform company to a broadly based, globally significant company with several medical technology platforms. This substantial increase in size and scope has better positioned St. Jude Medical to compete in the rapidly evolving healthcare industry. Although the Company has several promising executives who might be able to succeed Mr. Matricaria, the Committee believed it was essential to the Company that Mr. Matricaria be retained for a period beyond his original contract in order to fully implement the Company's diversification and shareholder value appreciation programs. Therefore, it is in the best interest of the Company and its shareholders to provide Mr. Matricaria an incentive to continue his employment with the Company after December 31, 1997.

DEDUCTIBILITY OF COMPENSATION
There is a $1,000,000 limit on the deductibility of certain compensation for federal income tax purposes established by the Omnibus Budget Reconciliation Act of 1993 (the "Budget Act"). The Committee does not believe that any executive, with the exception of the Chief Executive Officer, will have sufficient compensation in the foreseeable future to cause this limitation to have an impact on the Company. The annual incentive bonus plan and the 1,000,000 stock option grant, if approved by the shareholders, (see "PROPOSAL NUMBER 3, RATIFICATION AND APPROVAL OF A ONE-TIME WAIVER OF THE LIMITATION ON OPTION GRANTS UNDER THE 1994 STOCK OPTION PLAN"), are structured to permit the Company to deduct any compensation recognized by the CEO as a result of incentive payments or option exercises. The Committee will continue to evaluate whether any future action is appropriate to qualify any of the Company's compensation plans under the Budget Act and applicable regulations of the Internal Revenue Service to allow the deductibility of compensation under such plans in excess of $1,000,000.

BOARD ACTION
All recommendations of the Compensation Committee, except for grants of stock purchase rights to executives, have been and are subject to Board of Director review and approval.


                   SUBMITTED BY THE COMPENSATION COMMITTEE
                          OF THE BOARD OF DIRECTORS

                              KENNETH G. LANGONE
                              WILLIAM R. MILLER
                         WALTER L. SEMBROWICH, Ph.D.

             2. APPROVAL OF THE COMPANY'S 1997 STOCK OPTION PLAN

GENERAL INFORMATION
On January 21, 1997, the Company's Board of Directors adopted the St. Jude Medical, Inc. 1997 Stock Option Plan (the "1997 Plan"), subject to approval by the Company's shareholders. The purpose of the 1997 Plan is to enable the Company and its subsidiaries to retain and attract key employees, consultants and non-employee directors who contribute to the Company's success by their ability, ingenuity and industry, and to enable such key employees, consultants and non-employee directors to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company.

The 1997 Plan includes an authorization of 6,000,000 shares of Company common stock in order to provide an adequate reserve for the grant of options to key employees in the future and to provide ongoing automatic grants of stock options to non-employee directors. The Company's previous plans, the 1991 Stock Plan (the "1991 Plan") and the 1994 Stock Option Plan (the "1994 Plan"), were originally adopted with authorizations of 1,000,000 shares and 4,000,000 shares, respectively, which have increased due to a stock split in 1995 to 1,500,000 shares and 6,000,000 shares, respectively. As of March 7, 1997, options to purchase 6,998,582 shares were reserved for issuance under the 1991 Stock Plan and the 1994 Stock Option Plan; 4,896,473 shares had been granted under these plans; and 2,102,109 shares remained available for grant under these plans. Of these shares, approximately 1,500,000 shares are reserved for grants of new options to replace Ventritex, Inc. outstanding stock options if and when the proposed merger of Ventritex, Inc. into a subsidiary of the Company is concluded. Therefore, only approximately 600,000 shares will be available for future stock option grants under the Company's existing plans.

When the Board of Directors approved the 1997 Plan, it considered a variety of factors, including the increase in the number of full time employees of the Company from 722 as of December 31, 1993 to 3,620 as of December 31, 1996; the importance of attracting and retaining technical and management employees in an increasingly competitive market; the importance of attracting and retaining qualified non-employee directors; and the increase in the Company's outstanding shares from 69,621,000 shares as of December 31, 1993 to 81,010,000 shares as of December 31, 1996. A significant number of shares will be issued if and when the Ventritex merger is concluded. The principal features of the 1997 Plan are summarized below.

SHARES AVAILABLE UNDER 1997 PLAN. The maximum number of shares of common stock reserved and available under the 1997 Plan for awards is 6,000,000 (subject to possible adjustment in the event of stock splits or other similar changes in the common stock). Shares of common stock covered by expired or terminated stock options may be used for subsequent awards under the 1997 Plan.

ELIGIBILITY AND ADMINISTRATION. Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its subsidiaries, as well as consultants and non-employee directors, are eligible to be granted awards under the 1997 Plan. The 1997 Plan shall be administered by the Board or, in its discretion, by a committee of not less than two "non-employee directors" who are "outside directors" as defined in the 1997 Plan (the "Committee"), who shall be appointed by the Board of Directors. The term "Board" as used in this section refers to the Board or, if the Board has delegated its authority, the Committee. The Board will have the power to make awards including awards to non-employee directors, determine the number of shares covered by each award and other terms and conditions of such awards, interpret the 1997 Plan, and adopt rules, regulations and procedures with respect to the administration of the 1997 Plan. The Board may delegate its authority to the CEO of the Company for the purpose of selecting and granting options to key employees who are not officers of the Company under the 1997 Plan.

AWARDS UNDER 1997 PLAN

STOCK OPTIONS. The Board may grant stock options that either qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended ("Code") or are "non-qualified stock options" in such form and upon such terms as the Board may approve from time to time. Stock options granted under the 1997 Plan may be exercised during their respective terms as determined by the Board. The purchase price may be paid by tendering cash or previously owned shares of common stock, or in the Board's discretion, by tendering promissory notes. The optionee may elect to pay all or part of any taxes due by having the Company withhold upon exercise of the option a number of shares with a fair market value equal to the taxes. No "incentive stock option" shall be transferable by the optionee or exercised by anyone else during the optionee's lifetime. "Non-qualified stock options" may be transferred only to the optionee's family as defined in the Code or a trust or similar entity whose beneficiaries are the optionee and/or the family of the optionee. The exercise price for any stock option may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of stock of the Company, the option price shall be not less than 110% of the fair market value of the stock on the date the option is granted).

Stock options may be exercised during varying periods of time after a participant's termination of employment, dependent upon the reason for the termination. Following a participant's death, the participant's stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee's legatee for a period of twelve months from the date of death or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of disability as defined in the Plan. If the participant retires, the participant's stock options may be exercised to the extent they were exercisable at the time of retirement for a period of twelve months from the date of retirement or until the expiration of the stated term of the option, whichever is less. If the participant is involuntarily terminated without cause, the participant's options may be exercised to the extent they were exercisable at the time of termination for the lesser of three months or the balance of the stated term of the option. If the participant's employment is terminated for cause, the participant's stock options immediately terminate. These exercise periods may be reduced or increased by the Board for particular options. The Board may, in its discretion, accelerate the exercisability of stock options which would not otherwise be exercisable.

No incentive stock options shall be granted under the 1997 Plan after January 21, 2007. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

Pursuant to a limitation in the 1997 Plan, no eligible person may be granted any stock options for more than 500,000 shares of common stock in the aggregate during any fiscal year. This limitation is included pursuant to Section 162(m) of the Internal Revenue Code, which provides a $1,000,000 limitation on non-performance based compensation of certain executive officers that is deductible by the Company for federal income tax purposes. The limitation on stock options granted to an individual during any fiscal year is intended to preserve the Company's federal tax deduction for compensation expense related to stock options that may be granted to executive officers under the 1997 Plan.

The 1997 Plan provides for the automatic granting of options to non-employee directors. Such options are granted to each person who (i) is not an employee of the Company and (ii) is elected or re-elected by vote of the Board or the shareholders subsequent to January 21, 1997 or is serving an unexpired term as a director as of the annual meeting of the shareholders. Each such non-employee director automatically receives, as of the date of each such election or re-election, or, in the case of a director serving an unexpired term, at the annual meeting of shareholders, a non-qualified option to purchase 3,000 shares of common stock with an option price equal to the fair market value of the Company's common stock on the date the option is granted. The options are exercisable beginning six months after the date of option grant. Non-employee directors are also eligible to receive additional grants of non-qualified stock options under the 1997 Plan, provided that no non-employee director shall receive options which, together with the automatic grant of options, exceeds 5,000 shares in any calendar year.

FEDERAL INCOME TAX CONSEQUENCES

STOCK OPTIONS. An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date (the "Applicable Holding Periods"), any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain.

An optionee will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

WITHHOLDING. The 1997 Plan requires each participant, no later than the date as of which any part of the value of an option first becomes includible as compensation in the gross income of the participant, to pay to the Company any federal, state or local taxes required by law to be withheld with respect to the award. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. With respect to any option awarded under the 1997 Plan, a participant may elect to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing the Company to retain from the number of shares of Company common stock which would otherwise be deliverable to the participant, or
(ii) delivering to the Company from shares of Company common stock already owned by the participant that number of shares having an aggregate fair market value equal to part or all of the tax payable by the participant. The Company would then pay the tax liability from its own funds.

REGISTRATION WITH THE SEC
Upon approval of the 1997 Plan by the shareholders, the Company intends to file a registration statement covering the offering of the shares of common stock issuable under the 1997 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

VOTE REQUIRED
Shareholder approval of the 1997 Plan requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPANY'S 1997 STOCK OPTION PLAN.

3. RATIFICATION AND APPROVAL OF A ONE-TIME WAIVER OF THE LIMITATION ON OPTION
                   GRANTS UNDER THE 1994 STOCK OPTION PLAN

GENERAL INFORMATION
The 1994 Stock Option Plan (the "1994 Plan") contains a limitation of 300,000 on the number of shares for which an option may be granted to any employee in a calendar year. This limitation was included in the 1994 Plan to cause that plan to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The effect of this compliance is to exclude compensation income related to the exercise of non-qualified stock options from the $1,000,000 cap on deductibility of compensation of certain executive officers under Code
Section 162(m).

In July 1996, the Compensation Committee negotiated an amended employment agreement with Mr. Matricaria to induce him to extend the term of his existing agreement, which was due to expire December 31, 1997, through December 31, 2001. See "EMPLOYMENT, TERMINATION AND CHANGE IN CONTROL AGREEMENTS -- CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT" for a detailed discussion of the terms of the amended agreement. Mr. Matricaria has agreed to the extension of his employment based on the negotiated terms, which included a grant of additional stock options covering an aggregate 1,496,000 shares of common stock under the 1991 Plan and the 1994 Plan. These included an option to purchase 236,000 shares under the 1991 Plan; an option to purchase 260,000 shares under the 1994 Plan, which was within the existing 300,000 share limitation; and additional options to purchase an aggregate 1,000,000 shares, including a performance option to purchase 500,000 shares which vests based on achieving stock price appreciation targets, under the 1994 Plan. The additional options to purchase 1,000,000 shares were granted subject to shareholder ratification and approval of a waiver of the 300,000 share annual limitation under the 1994 Plan.

Under "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- CHIEF EXECUTIVE OFFICER COMPENSATION," the Compensation Committee sets forth in part its rationale for negotiating an extension of Mr. Matricaria's 1993 employment contract, including the appreciation in shareholder value which Mr. Matricaria had achieved during his employment from April, 1993 through July, 1996. In 1994, the Company achieved a substantial diversification by acquiring Pacesetter. During 1996, the Company acquired Daig Corporation and the assets of Telectronics Pacing Systems, Inc., which have added to the revenues and the technology base of the Company. Mr. Matricaria established the Company's program for growth and diversification, of which these acquisitions are major components. The Board believes that it is important to the Company that Mr. Matricaria's leadership and vision, which brought about the expansion of the Company through these acquisitions, continue during the implementation of the strategy and the integration of these new technologies into the Company beyond the term of his original employment. The Compensation Committee and the Board believe that the additional stock options granted to Mr. Matricaria are necessary to induce Mr. Matricaria to continue his employment with the Company. Further, the 1,000,000 shares in additional options have been structured to give Mr. Matricaria additional incentive to enhance shareholder value beyond the term of Mr. Matricaria's original employment agreement, that is, after December 31, 1997. First, with respect to the 500,000 share option that vests over a period of time, a substantial portion of such option vests only if Mr. Matricaria continues his employment after December 31, 1997. Second, the 500,000 share performance option vests only if, during his employment as extended, there is strong appreciation in the Company stock. This is intended to give Mr. Matricaria additional incentive to aggressively work towards additional appreciation in shareholder value in order for these additional options to vest.

The Compensation Committee considered granting the additional options to purchase 1,000,000 shares to Mr. Matricaria outside of any plan and without shareholder approval. However, the Committee determined that it would be in the Company's best interests to grant the options within the 1994 Plan, subject to shareholder approval. In this way, if such approval is granted, the Company will preserve its ability to deduct Mr. Matricaria's compensation income in excess of $1,000,000 in future years to the extent such excess compensation results from the exercise by Mr. Matricaria of these additional options.

If the one-time waiver of the share limitation is not approved, the 500,000 share time-vesting option and the 500,000 share performance option will not be granted, and the Compensation Committee will enter into new negotiations with Mr. Matricaria with respect to an extension of his employment contract and the terms and conditions on which that extension would occur. These negotiations would include the amount and terms of any new options that would be granted, as well as the renegotiation of the other terms of his employment contract to induce him to extend his employment contract beyond December 31, 1997. In the event that the Company and Mr. Matricaria are unable to reach agreement on the terms of an extension of his employment contract, the Board has no assurances that Mr. Matricaria would remain with the Company when the term of his employment contract expires on December 31, 1997.

Because the Board believes that the 1996 grants to Mr. Matricaria under the 1994 Plan in excess of the 300,000 share limitation are justified and necessary to induce him to extend his contract, and because the conditions placed on the exercise of the shares provide a further incentive for Mr. Matricaria to remain with the Company during the term of his extended employment agreement and to work to continue to improve the value of the Company and its shares, the Board has recommended that this one-time waiver of the limitation be approved by the shareholders.

If the shareholders approve this amendment to the 1994 Plan, thus ratifying the options granted Mr. Matricaria for 1,000,000 shares, then the Company will record a non-cash charge to income based on the increase in the fair market value of the common stock from the grant date to the shareholder approval date. The charge to income will be calculated as the difference between the fair market value per share on the shareholder approval date and the fair market value per share on the grant date, multiplied by the 1,000,000 shares granted. Based on the market value of $34.25 per share on March 17, 1997 compared to the exercise price of $31.375, the approval of this proposal would result in a non-cash charge to income of $2,875,000 which would be recognized over the vesting period of the options.

VOTE REQUIRED
Shareholder approval of the one-time waiver of the limitation on option grants under the 1994 Stock Option Plan, which will have the effect of ratifying Mr. Matricaria's option grant for 1,000,000 shares under the 1994 Plan, requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION AND APPROVAL OF A ONE-TIME WAIVER OF THE LIMITATION ON OPTION GRANTS UNDER THE 1994 STOCK OPTION PLAN.

          4. RATIFICATION OF RE-APPOINTMENT OF INDEPENDENT AUDITORS

The accounting firm of Ernst & Young LLP has been the Company's auditing firm since its inception. Ernst & Young LLP has been re-appointed by the Board of Directors as the Company's auditing firm for the current year. Although shareholder approval is not required, the Board of Directors requests shareholder ratification of Ernst & Young LLP's re-appointment. In the event the re-appointment of Ernst & Young LLP should not be ratified by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

A representative from Ernst & Young LLP will be available at the annual meeting of shareholders to answer any appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's annual meeting for the fiscal year ending December 31, 1997, is expected to be held on or about May 1, 1998, and proxy materials in connection with that meeting are expected to be mailed on or about March 23, 1998. Except as indicated below, shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before December 1, 1997.

The Bylaws of the Company establish an advance notice procedure with regard to
(i) certain business to be brought before an annual meeting of shareholders of the Company; and (ii) the nomination by shareholders of candidates for election as directors.

PROPERLY BROUGHT BUSINESS. The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Article I of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company's Bylaws.

SHAREHOLDER NOMINATIONS. The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Article II of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's directors and executive officers to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Company's common stock, and the Company is required to identify any of those persons who fail to file such reports on a timely basis. All such filings were filed on a timely basis except for the Form 3 for Mr. Starks, one Form 4 for Peter L. Gove, and one Form 4 for Mr. Berdusco.

                                   GENERAL

All proxies properly executed will be voted in the manner directed by shareholders. If no direction is made, proxies will be voted "FOR" the election of the Board of Director's nominees for directors and "FOR" proposals 2, 3 and 4.

The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies by mail, but directors, officers, and other employees of the Company or a proxy solicitation firm may also solicit in person, by telephone, by facsimile or by mail. The Company has retained Georgeson & Company to assist in the solicitation for a fee estimated at $15,000.

The Annual Report of the Company for the year ended December 31, 1996 is enclosed herewith. Shareholders may receive without charge a copy of the Company's Form 10-K Annual Report, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to: Investor Relations, St. Jude Medical, Inc., One Lillehei Plaza, St. Paul, Minnesota 55117.

                              By Order of the Board of Directors


                              /s/ Kevin T. O'Malley
                              Kevin T. O'Malley
                              SECRETARY
March 24, 1997


                            ST. JUDE MEDICAL, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 1, 1997

The undersigned hereby appoints Ronald A. Matricaria, Stephen L. Wilson and Kevin T. O'Malley or any one of them, as proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of St. Jude Medical, Inc., to be held May 1, 1997, at 9:30 a.m. at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

(1) ELECTION OF DIRECTORS                         WITHHOLD AUTHORITY
    FOR all nominees listed below                 to vote for all nominees
    (except as marked to the contrary below) [ ]  listed below [ ]

                  Ronald A. Matricaria     Walter L. Sembrowich
                     Daniel J. Starks     Walter F. Mondale

(Instructions: to withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

(2) PROPOSAL TO APPROVE THE COMPANY'S 1997 STOCK OPTION PLAN.
                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

(3) PROPOSAL TO RATIFY AND APPROVE A ONE-TIME WAIVER OF THE LIMITATION ON OPTION GRANTS UNDER THE 1994 STOCK OPTION PLAN.
                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

                          (continued on other side)


                         (continued from other side)

(4) PROPOSAL TO RATIFY THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.
                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

(5) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2),
    (3) AND (4) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" THE NOMINEES LISTED ABOVE AND PROPOSALS (2), (3) AND (4) IF THERE IS NO SPECIFICATION.

                                             PLEASE DATE AND SIGN exactly as
                                             your name(s) appears below
                                             indicating, where proper, official
                                             position or representative capacity
                                             in which you are signing. When
                                             signing as executor, administrator,
                                             trustee or guardian, give full
                                             title as such; when shares have
                                             been issued in names of two or more
                                             persons, all should sign.

                                             Dated _______________________, 1997

                                             ___________________________________
                                                 Signature of Shareholder
                                             ___________________________________
                                               Signature of Joint Shareholder
                                                     (if held jointly)